Exhibit 99.1

Sept. 5, 2023	Analyst Contact:	Erin Dailey 918-947-7411
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Announces Angela E. Kouplen Senior Vice President –

Chief Human Resources Officer

TULSA, Okla. – Sept. 5, 2023 – ONE Gas, Inc. (NYSE: OGS) today announced that Angela E. Kouplen will join ONE Gas as senior vice president and chief human resources officer, effective Sept. 29, 2023.

In her role at ONE Gas, Kouplen will oversee all functions of human resources and be a part of the company’s leadership team reporting to Robert S. McAnnally, president and chief executive officer. She brings to the company a diverse background and executive leadership experience having served as an officer of two public companies. Most recently she was vice president of administration and chief information officer at the University of Tulsa. Angela has been an Independent Director for AAON, Inc. (NASDAQ: AAON) since 2016, where she serves as chair of the compensation committee and is a member of the audit committee.

“Angela’s capabilities will strengthen our management team and reinforce our commitment to developing a high-performing workforce through impactful leadership programs, strategic succession planning and targeted recruitment and retention programs,” said McAnnally.

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About ONE Gas, Inc.

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

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Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

About Angela E. Kouplen

With more than 25 years of leadership and management experience, Angela Kouplen has held a variety of positions in human resources, contracts, facilities management and information technology. Since 2016, she has been an independent director for AAON, where she serves on the compensation and audit committees.

Kouplen most recently served as chief information officer for the University of Tulsa. Before joining TU, she was responsible for human resources, executive compensation, information technology, real estate and facilities for WPX Energy. Prior to that, Kouplen worked in information technology with Williams and CITGO. Her roles have included managing IT planning and governance, third-party applications and applications development, e-business strategy as well as sourcing.

She received a bachelor of science degree in management with a minor in management information systems from Oklahoma State University and an MBA from The University of Tulsa.

Angela has served on a variety of nonprofit boards and committees supporting the Tulsa-area community including YWCA, Resonance Center for Women and the Tulsa Area United Way Women’s Leadership Council. She currently serves on the Tulsa Regional STEM Alliance Board of Directors, Junior Achievement Board of Directors, the OSU Alumni Association Board of Directors and TU’s Collins College of Business Executive Advisory Board. Angela also serves as an Elder at South Point Church in Bixby.